Exhibit 10.1

EMPLOYMENT AGREEMENT

          THIS AGREEMENT is made and entered into as of the 1st day of October, 2003, by and between Entrx Corporation, a Delaware corporation (the “Company”) and Wayne W. Mills, a resident of Minnesota (“Employee”).

Recitals

The Company is desirous of retaining the services of the Employee and the Employee is desirous of continuing his employment with the Company, and each is willing to enter into this employment agreement (the “Agreement”), all on the terms and subject to the conditions herein contained.

AGREEMENT

          NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties agree as follows:

          1. Employment of the Employee; Term.

(a) Employment. The Company agrees to and hereby does employ the Employee, and the Employee accepts such employment and agrees to discharge faithfully, diligently and to the best of Employee’s abilities, the duties and responsibilities of such employment on the terms and subject to the conditions herein provided.

(b) Term. The term of Employee’s employment hereunder shall commence as of October 1, 2003, and shall continue on an at-will basis, terminable upon notice on the terms and conditions contained in this Agreement.

          2. Duties of the Employee. During the term of Employee’s employment with the Company hereunder, the Employee shall:

(a) Office. Act as the President and Chief Executive Officer of the Company, subject to the direction of the Board of Directors of the Company (the “Board of Directors”) and assume such responsibilities, or such other position as the Board of Directors may direct, and perform such duties as are generally associated with such titles, with overall responsibility for the day-to-day operations of the Company.

(b) Time. Devote such time and attention necessary to carry out the duties of Employee’s employment hereunder, applying Employee’s best effort and skill for the benefit of the Company, and shall not, without prior written consent of the Company, engage in any other business activity that would materially interfere with the performance of Employee’s duties or responsibilities under this Agreement.

          3. Compensation and Benefits. As compensation and in consideration for the performance of services by the Employee and Employee’s observance of all of the provisions of this Agreement, the Company agrees to pay, provide or do the following:

(a) Salary. During the term of Employee’s employment, the Employee shall be entitled to receive a base salary at an annual rate of $200,000. The Company shall pay the salary semi-monthly.

(b) Salary Adjustment. The base salary of Employee under Subsection 2(a) above shall be adjusted to an annual rate of $250,000, if the Company achieves two consecutive quarters of Net Operating Profit. “Net Operating Profit” shall mean the net operating profit of the company as reported or reflected on the Company’s form 10Q or 10K filed with the Securities and Exchange Commission, which net operating profit is adjusted so as not to give effect to any gain or loss on the value of collateral provided by Employee for any non-recourse promissory note executed by Employee in favor of the Company. Such salary adjustment shall be retroactive, effective as of the beginning of the first quarter in which profitability is achieved. The retroactive portion of the adjustment shall be paid to Employee within 15 days following the end of the second profitable quarter and reflected as a bonus in the quarter following the second consecutive profitable quarter, and shall not require a restatement of the financial statements for either of the two profitable quarters.

(c) Market Value Bonus. For the purpose of this Subsection 3(c), “Market Price Per Share” on any particular date means the average closing price (or if no closing price is quoted for a particular trading day, the mean between the closing high bid and low asked prices) for a 20 consecutive trading day period up to and including the particular date, as quoted in the NASDAQ System, or such other market in which the Company’s common stock is traded and quoted as determined, in its reasonably exercised judgment, by the Board of Directors. “Market Value” on any particular date (a “Valuation Date”) means the Market Price Per Share on the Valuation Date, plus the value of any dividend per share payable to shareholders of record prior to the Valuation Date and after the end of the preceding fiscal year of the Company, the total of which is multiplied by the “Outstanding Shares of the Company’s Common Stock”. The “Outstanding Shares of the Company’s Common Stock” means, the number of shares of the Company’s Common Stock outstanding on December 31, 2002, adjusted proportionately for stock splits, stock dividends (paid on Company’s Common Stock), and reverse stock splits. Employee shall be entitled to receive a bonus payable on or before February 14, 2005 equal to 5% of an amount by which the Market Value on December 31, 2004 exceeds the Market Value on December 31, 2003. If Employee’s term of employment is not terminated prior to January 1, 2005, Employee shall be entitled to receive an additional bonus, payable on or before February 14, 2006, equal to (i) 5% of an amount by which the Market Value on December 31, 2005 (or on such earlier date in 2004 as of which the employment of Employee is terminated other than “for good cause” as defined herein) exceeds the Market Value on December 31, 2003, less (ii) the amount of the bonus (if any) payable to Employee on or before February 14, 2003, with respect to any increase in Market Value during 2004. If Employee’s term of Employment is not terminated prior to January 1, 2006, Employee will be entitled to receive an additional bonus, payable on or before February 14, 2007, equal to (i) 5% of an amount by which the Market Value on December 31, 2005 (or any earlier date in 2006 as of which the employment of Employee is terminated other than “for good cause” as defined herein) exceeds the Market Value on December 31, 2003, less (ii) the total amount of the bonuses (if any) payable to Employee on or before February 14, 2005 and February 14, 2006, with respect to any increase in Market Value during 2004 and 2005. Notwithstanding the foregoing, no annual bonus which would otherwise exceed $100,000 under the foregoing calculation, may exceed 20% of the Company’s income, before provisions for state and federal corporate income tax, for the fiscal year prior to the date the bonus is due and payable. Notwithstanding the foregoing, Employee will not be entitled to bonus as provided in this Subsection 3(c) if Employees term of employment is terminated for good cause prior to the date payable.

(d) Investment Value Bonus. “NextNet” shall mean NextNet Wireless, Inc., a Delaware corporation. “NextNet Stock” for the purpose of this Subsection 2(d) shall mean the Series A Preferred Stock of NextNet, each share of which is convertible into three shares of NextNet common stock. “Base Value” of the NextNet Stock shall equal $4.23 per share through March 31, 2004; $4.86 from April 1, 2004 through March 31, 2005; $5.59 from April 1, 2005 through March 31, 2006; $6.43 from April 1, 2006 to March 31, 2007; and $7.40 after April 1, 2007. At such time as the Company sells any of the NextNet Stock, or the common stock of NextNet resulting from the conversion of NextNet Stock into common stock, the Company will pay Employee, within 15 days following such sale, an amount equal to 10% of the amount by which the Base Value of the NextNet Stock (adjusted proportionately in the case of the sale of the common stock), is exceeded by the sale price of such NextNet Stock or common stock on the date of such sale, payable within 30 days, of the date of sale. The term “sell” or “sale” shall mean any assignment, transfer, exchange or conversion (except for the conversion of NextNet Stock into common stock) for value, and the phrase “sales price” shall include the fair market value of any property received by the Company upon such sale, as may be reasonably determined by the Board of Directors. On April 15, 2008, the Company will pay Employee an amount equal to 10% of the amount by which the Base Value of the NextNet Stock (adjusted appropriately in the case of the conversion of NextNet Stock into common stock) is exceeded by the then-fair market value of the NextNet Stock (or the fair market value of the NextNet common stock), times the number of Shares of NextNet Stock or common stock (as the case may be) owned beneficially by the Company at the close of business on March 31, 2008.

(e) Guarantee Fee. In the event that Employee is requested by the Board of Directors and any lender to guarantee a debt of the Company (or any subsidiary of the Company), and Employee executes such guarantee for the benefit of the Company or any such subsidiary, Employee shall be entitled to receive from the Company a fee equal to three percent of the gross principal amount of the obligations initially guaranteed. The Company will be entitled to extend the due date of the debt underlying the Employee’s guarantee, and to substitute the lender of any debt guaranteed by Employee for a new lender, with the continuation, and without affecting the terms or validity of, Employee’s guarantee. The fee due to Employee will be payable to Employee within 30 days from the later of the date of the guarantee or the date of the incurrence of the debt. Employee shall not suggest to, or encourage, the lender to require his guarantee unless requested to do so by the Board of Directors.

(f) Benefits. During the term of Employee’s employment, the Employee shall be entitled to a reasonable number of days of paid time off for vacation and for illness, subject to review as to reasonableness by the Board of Directors. In addition, during the term of Employee’s employment, the Employee shall be entitled to medical, hospitalization, dental, life and disability insurance, or reimbursement therefor, as may be established by the Company, but at least as favorable as that provided to other salaried employees of the Company.

(g) Business Expenses. The Company shall reimburse the Employee for business expenses reasonably incurred by the Employee in connection with the performance of Employee’s duties hereunder, upon the presentation by Employee of receipts and itemized accounts of such expenditures in accordance with the rules and regulations of the Internal Revenue Code. Except for expenses previously approved by the Board, the Board may take such action as may be necessary to enforce the repayment to the Company by the Employee of any amounts reimbursed upon finding that such reimbursement was not made primarily for the purpose of advancing the legitimate interests of the Company. In lieu of direct payment by the Employee, the Company may withhold such disallowed amounts from future compensation of the Employee until the amount owed to the Company has been recovered.

          4. Termination of Agreement.

(a) Termination With Cause. The Company may terminate Employee’s term of employment under this Agreement for “good cause” upon notice of such termination to the Employee. For purposes of this Agreement, “good cause” shall mean Employee’s (i) failure or refusal to observe or perform any of the material provisions of this Agreement or any other written agreement with the Company, or to substantially perform any of the material duties or responsibilities required of Employee under this Agreement or any other written agreement with the Company, or (ii) commission of fraud, misappropriation, embezzlement or other acts of dishonesty, alcoholism, drug addiction or dependency, or conviction for any crime punishable as a felony or as a gross misdemeanor involving moral turpitude, which actions, in the opinion of the Board of Directors, have a material adverse effect upon the Employee’s ability to perform the duties which are assumed or assigned under Section 2 hereof, or which actions or occurrences, in the opinion of the Board of Directors, are materially adverse to the interests of the Company. Termination of Employee’s employment for good cause under Subsection 4(a)(ii) above shall be effective upon notice. Termination of Employee’s employment for good cause under Subsection 4(a)(i) shall be effective upon 15 days’ prior notice; provided that prior to the giving of such notice of termination, the Company shall notify Employee that a factual basis for termination for good cause exists and specify such basis, so that Employee will have a reasonable opportunity to refute such basis or cure any default.

(b) Termination Without Cause. Employee’s term of employment under this Agreement may be terminated by either party without cause for any reason upon not less than 15 days’ prior written notice.

(c) Termination upon Death or Disability of Employee. This Agreement shall automatically terminate in the event of the Employee’s death or disability. “Disability” means the unwillingness or inability of Employee to perform Employee’s duties under this Agreement because of incapacity due to physical or mental illness, bodily injury or disease for a period of 60 days out of 180 consecutive days.

(d) Termination Obligations and Responsibilities. Upon the termination of the Employee’s term of employment in accordance with Subsections 4(a) or 4(c) or by the Employee in accordance with Subsection 4(b), the Company shall have no further obligation to the Employee under this Agreement, and Employee shall only be entitled to payment by the Company for all compensation accrued under this Agreement to such date of termination. In the event the Company terminates Employee’s term of employment in accordance with Subsection 4(b), the Company shall be obligated to pay Employee a severance salary for six months following the date of termination, and pay Employee the bonuses and salary adjustments as provided under Subsections 3(b) and 3(c), calculated, at Employee’s option, as of the date of the termination of the term of Employee’s employment, or the end of the six-month period thereafter, but only so long as Employee is not in default of any other provision of this Agreement under which it is his obligation to comply. The bonus payable to Employee under Subsection 3(d) is unaffected by the termination of Employee’s term of employment under Subsection 4(b). Termination of the Employee’s term of employment shall terminate Employee’s responsibility under Section 2, but shall not terminate or extinguish the Employee’s other obligations or agreements under any provision which, by its content, can be reasonably concluded to survive such termination, including specifically, those set forth under Sections 5 and 8 (unless otherwise provided therein), or Employee’s obligation or liability to pay to the Company any amounts owed to the Company by the Employee, including, but not limited to, any amounts misappropriated or obtained by the Employee, without prejudice to any other rights or remedies of the Company at law or in equity.

(e) Change of Control. Notwithstanding any other provision of this Agreement, if there is a Change of Control, and Employee’s employment with the Company, or the successor to the Company’s business, is terminated (by Employee, the Company or such successor) within one year from the date of the Change of Control, Employee shall be entitled to a severance salary equal to one year’s base salary at the annual rate in effect on the date of termination. If at the time of the Change of Control the Market Value (as defined in Subsection 3(c)) exceeds the Market Value on December 31, 2003, as adjusted, Employee will be entitled to a severance salary equal to two years base salary in effect on the date of termination. The Market Value on December 31, 2003, for the purposes of the prior sentence, shall be adjusted by assuming an annual rate of return on the Company’s common stock of 20%, compounded annually, computed to the date of the Change of Control. Any severance salary payable under this Subsection 4(e) will be paid within 5 days following termination and will be in lieu of the six-month severance payment due under Subsection 4(d). For the purpose of this Agreement, a “Change of Control” shall be deemed to have occurred on any particular date (the “Change of Control Date”) on which half or more of the members (excluding in this number members who were elected or appointed as a member of the Board of directors with the affirmative vote or approval of the Employee) of the Board of Directors, or the board of directors of any successor to the Company by way of merger, stock exchange or the sale of substantially all of the Company’s assets, were not members of the Board of Directors on a date within 12 months prior to the Change of Control Date.

(f) Basis of Computation. The base salary which shall be used in computing compensation to Employee after termination of Employee’s employment shall be based on the base salary being paid to Employee as of the date of termination, and may be paid by the Company over the period due in semi-monthly payments.

(g) Set-Off. The Company shall be entitled to set-off from amounts owed to Employee under Subsections 3(c), 3(d) and 3(e), any amounts owed by Employee or Blake Capital Partners, LLC to the Company. In effecting any set-off, the Board of Directors may, in its discretion, take into consideration the federal income tax payable by Employee for compensation paid pursuant to said subsections.

          5. Disclosure of Confidential Information.

(a) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of the Company which has been expressly or implicitly protected by the Company or which, from all of the circumstances, the Employee knows or has reason to know that the Company intends or expects the secrecy of such information to be maintained. Confidential Information includes, but is not limited to, information contained in or relating to development plans or proposals, marketing plans or proposals, operational plans or proposals, strategies, financial statements, budgets, trade secrets, test data, research data, pricing formulas, past and potential customer and supplier information, employee information, research and development information, designs, products, processes, production methods and know-how, and other proprietary information of the Company, whether written, oral or communicated in another type of medium, whether disclosed directly or indirectly, whether originals or copies, and whether or not legal protection has been obtained or sought under applicable law. Employee shall treat all such information as Confidential Information regardless of its source and whether or not marked as confidential.

(b) Employee Shall Not Disclose Confidential Information. The Employee will not, during the term of Employee’s employment or following the termination of Employee’s employment with the Company, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of the Company.

(c) Scope. Employee’s covenant in Subsection 5(b) to not disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of the Company, its agents, lawyers or accountants, so long as those sources did not receive the information directly or indirectly as the result of Employee’s action. In addition, nothing contained herein shall prevent Employee from disclosing information as set forth under Subparagraph 5(e) or to governmental agencies under circumstances that which he, as an officer of the Company would be normally expected or required to disclose to such agencies in order to advance the interests of the Company.

(d) Title. All documents or other tangible or intangible property relating in any way to the business of the Company which are conceived or generated by Employee or come into Employee’s possession during the employment period shall be and remain the exclusive property of the Company, and Employee agrees to return all such documents, and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, customers, products, practices or techniques of the Company, and all other property of the Company, including, but not limited to, all documents which in whole or in part contain any Confidential Information which in any of these cases are in Employee’s possession or under Employee’s control, to the Company upon the termination of Employee’s employment with the Company, or at such earlier time as the Company may request him to do so.

(e) Compelled Disclosure. In the event a third party seeks to compel disclosure of Confidential Information by the Employee by judicial or administrative process, the Employee shall promptly notify the Board of such occurrence and furnish to the Board a copy of the demand, summons, subpoena or other process served upon the Employee to compel such disclosure, and will permit the Company to assume, at its expense, but with the Employee’s cooperation, defense of such disclosure demand. In the event that the Company refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial order is issued compelling disclosure of Confidential Information by the Employee, the Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

          6. Employee Acknowledgments. Employee acknowledges that the success of the Company depends, to a great extent, on its ability to protect its Confidential Information from unauthorized disclosure, use or publication; and the Company is and will be entrusting Employee with this valuable information.

          7. Employee Representations and Warranties.

(a) No Breach. Performance of the terms of this Agreement as an employee of the Company does not and will not cause Employee to breach any agreement, commitment or understanding Employee has with any other party, whether formal or informal, or to keep in confidence proprietary information of such other party which Employee acquired or learned prior to Employee’s employment by the Company;

(b) No Property of Others. Employee has not brought and will not bring to the Company, or use for the benefit of the Company, any materials or documents of a former employer (which, for purposes of this Section, shall also include persons, firms, corporations and other entities for which Employee has acted as an independent contractor or consultant) that are not generally available to the public or to the trade, unless Employee has obtained written authorization from any such former employer permitting Employee to retain and use said materials or documents; and

(c) No Intellectual Property Violations. With respect to any materials or documents that Employee may bring to the Company for use in the course of Employee’s employment, Employee’s or the Company’s use of such materials or documents will not violate the intellectual property rights of any former employer of Employee, or any other party.

          8. Communication with Subsequent Employer. Upon the termination of Employee’s employment, Employee hereby authorizes the Company to notify any other party, including without limitation, Employee’s future employers, future partners and customers of the Company, as to the existence of this Agreement, and the existence of Employee’s covenants and responsibilities with respect to the Confidential Information entrusted to Employee hereunder.

          9. Breach of Restrictive Covenants.

(a) Specific Performance. It is agreed that it would be difficult or impossible to ascertain the measure of damages to the Company resulting from any breach of Section 5, and that injury to the Company from any such breach may be irremediable, and that money damages therefor may be an inadequate remedy. In the event of a breach or threatened breach by the Employee of the provisions of any of such Sections, the Company shall be entitled to specific performance of such Sections and may seek a temporary or permanent injunction to enjoin the Employee from breaching such Sections, in addition to any other rights or remedies that the Company may have available under applicable law for such breach or threatened breach, including the recovery of damages.

(b) Survival of Restrictive Covenant. The obligations of Employee under the provisions of Section 5 and other clearly applicable provisions of this Agreement shall survive the expiration of the term of Employee’s employment hereunder, and shall be binding upon the Employee following the termination of Employee’s employment with the Company.

          10. Affiliate. The term “Company” when used in Section 5 of this Agreement shall mean in addition to the Company, any affiliate of the Company. The terms “affiliate” or “affiliates” when used in this Agreement shall mean any corporation that controls the Company, or is controlled by the Company, or is under common control with the Company.

          11. Entire Agreement; Modification. This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the employment of the Employee by the Company, and supersedes any prior understanding or agreement between the parties relating thereto. No amendment, waiver or modification of any provision of this Agreement shall be binding unless made in writing and signed by the parties hereto.

          12. Assignment. The rights and benefits of the Company and its permitted assigns under this Agreement shall be fully assignable and transferable to any other entity (subject to that entity’s assumption of the obligations hereunder) which is an affiliate of the Company; or which is not an affiliate and with which the Company has merged or consolidated, or to which it may have sold substantially all its assets in a transaction in which it has assumed the liabilities of the Company under this Agreement; and in the event of any such assignment or transfer, all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against the successors and assigns of the Company. This Agreement is a personal service contract and shall not be assignable by the Employee, but all obligations and agreements of the Employee hereunder shall be binding upon and enforceable against the Employee and Employee’s personal representatives, heirs, legatees and devisees.

          13. Notices. To be effective, all notices, consents or other communications required or permitted hereunder shall be in writing. A written notice or other communication shall be deemed to have been given hereunder (i) if delivered by hand, when the notifying party delivers such notice or other communication to all other parties to this Agreement, (ii) if delivered by facsimile or overnight delivery service, on the first business day following the date such notice or other communication is transmitted by facsimile or timely delivered to the overnight courier, or (iii) if delivered by mail, on the third business day following the date such notice or other communication is deposited in the U.S. mail by certified or registered mail addressed to the other party. Mailed or telecopied communications shall be directed as follows unless written notice of a change of address or facsimile number has been given in writing in accordance with this Section:

If to Company	Entrx Corporation Suite 2690 800 Nicollet Mall Minneapolis, MN 55402 Facsimile No. (612) 338-7332 ATTN: Kenneth W. Brimmer

If to Employee:	Wayne W. Mills 5020 Blake Road Edina, MN 55436 Facsimile No. (952) 930-9553

With a copy to, in each case:	Felhaber Larson Fenlon & Vogt, PA 225 South 6th Street, Suite 4200 Minneapolis, MN 55402-4302 Facsimile No. (612) 338-4608 ATTN: Roger H. Frommelt, Esq.

or to such other person designated by either party by notice given to the other party.

          14. Waiver. No waiver of any term, condition or covenant of this Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

          15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one instrument.

          16. Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          17. Applicable Law. This Agreement, and the legal relations between the parties, shall be governed by, and construed in accordance with, the laws of the state of Minnesota without regard to conflicts of law doctrines.

          18. Arbitration. All disputes or claims arising out of, or in any way relating to this Agreement shall be submitted to and determined by final and binding arbitration under the rules of the American Arbitration Association. Arbitration proceedings may be initiated by either party hereto upon notice to the other party and to the American Arbitration Association, and shall be conducted by three arbitrators under the rules of the American Arbitration Association in Minneapolis, Minnesota; provided, however, that the parties may agree following the giving of such notice to have the arbitration proceeding conducted with a single arbitrator. The notice must specify in general the issues to be resolved in any such arbitration proceeding. The arbitrators shall be selected by agreement of the parties from a list of five or more arbitrators proposed to the parties by the American Arbitration Association, or may be persons not on such list as agreed to by the parties to such arbitration. If the parties to the arbitration proceeding fail to agree on one or more of the persons to serve as arbitrators within fifteen days after delivery to each party hereto of the list as proposed by the American Arbitration Association, then at the request of any party to such proceeding, such arbitrators shall be selected at the discretion of the American Arbitration Association. Where the arbitrators shall determine that an arbitration proceeding was commenced by a party frivolously or without a basis, or primarily for the purpose of harassment or delay, the arbitrators may assess such party the cost of such proceedings including reasonable attorneys’ fees of any other party. In all other cases, each party to the arbitration proceeding shall bear its own costs and its pro-rata share of the fees and expenses charged by the arbitrators and the American Arbitration Association in connection with any arbitration proceeding.

          19. Attorneys Fees. In the event a judgment is entered against any party hereto in a court of competent jurisdiction based upon a breach of the terms of this Agreement, the prevailing party shall be entitled to receive, as part of any award, the amount of reasonable attorney’s fees and expenses incurred by the prevailing party in such action a party shall be deemed to have prevailed if the judgment entered (without including attorney’s fees and expenses) is more favorable to that party than any offer of settlement made to that party within twenty days after the services of the complaint in such action.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

Entrx Corporation	Employee

By:	Wayne W. Mills
Its